EXHIBIT 99.2


Date:                May 29, 2008
Contact:             Gary S. Olson, President & CEO
Corporate Office:    200 Palmer Street
                     Stroudsburg, Pennsylvania 18360
Telephone:           (570) 421-0531


                               ESSA BANCORP, INC.
                   ANNOUNCES DIVIDEND, PAYMENT TO STOCKHOLDERS

Stroudsburg, Pennsylvania, May 29, 2008 -- ESSA Bancorp, Inc. (the "Company") (NASDAQ: ESSA), today announced that the Company has declared a quarterly cash dividend of $0.04 per share of the Company's common stock. The dividend will be payable to stockholders of record as of June 16, 2008, and will be paid on June 30, 2008.

"We are extremely pleased to be able to offer our investors a dividend," said Gary S. Olson, President and Chief Executive Officer of the Company.

ESSA Bancorp, Inc. is the holding company for ESSA Bank & Trust, which has total assets of over $915 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region's largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

                                      ####